EXECUTION COPY
                                                       --------------

                                                       ANNEX A
                                                       -------

                                OPTION AGREEMENT
                                ----------------


            OPTION AGREEMENT, dated as of October 2, 1998 (the "Agreement"), by and between Vanguard Cellular Systems, Inc., a North Carolina corporation ("Issuer"), and AT&T Corp., a New York corporation ("Grantee").

            WHEREAS, Issuer and Grantee have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into a subsidiary of Grantee with such subsidiary as the surviving corporation in the Merger; and

            WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option, on the terms set forth herein; and

            WHEREAS, terms not defined herein shall have the meanings set forth in the Merger Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein Issuer and Grantee agree as follows:

             1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 7,319,000 (as adjusted as set forth herein) shares of Class A Common Stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price of $23 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

             2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time and from time to time, after the occurrence of any event as a result of which the Grantee shall be entitled to receive a termination fee pursuant to Section 7.2(e) of the Merger Agreement in the amount of $52.5 million pursuant to part (1) or part (2) of such Section or in the amount of $22.5 million pursuant to part (3) of such Section (a "Purchase Event"); provided, however, that except as provided in the last sentence of this
Section 2(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months and one day after the occurrence of a termination of the Merger Agreement in accordance with
Section 7.1 (d), (e), (f) or (g) and (C) a termination of the Merger Agreement in accordance with Section 7.1(a), (b), (c) or (h) of the Merger Agreement. Notwithstanding the termination of the Option, Grantee shall be entitled to exercise the Option or have the Option repurchased if it has duly given notice of its intent to exercise the Option or have the Option repurchased in accordance with the terms hereof prior to the termination of the Option and the termination of the Option shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

            (b) In the event that Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") to that effect which notice also specifies the total number of shares the Grantee will purchase pursuant to such exercise and a date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, however, that (i) if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation (including, without limitation, the rules and regulations of the FCC), the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any Governmental Entity is required in connection with such purchase or any other transaction contemplated hereby, Grantee and Issuer shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and, in the case of any prior notification or approval required in connection with such purchase, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The place of the Option Closing shall be at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing Date.

             3. Payment and Delivery of Certificates. (a) At the Option Closing, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the product of
(x) the Purchase Price and (y) the number of shares being purchased pursuant to the exercise of the Option.

             (b) At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the shares to be purchased at the Option Closing, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and a new Option evidencing the rights of the Grantee to purchase the balance of the shares purchasable hereunder.

             (c) Certificates for the shares delivered at the Option Closing shall have typed or printed thereon a restrictive legend which shall read substantially as follows (if and to the extent true and necessary in light of legal and factual circumstances existing at such time):

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION


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

            FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO CERTAIN PROVISIONS AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF OCTOBER 2, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF VANGUARD CELLULAR SYSTEMS, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

             4. Option Repurchase. (a) Upon the occurrence of a Purchase Event prior to the termination of the Option, in lieu of exercising the option, Grantee may require Issuer to repurchase the Option. If Grantee so elects, Issuer (or any successor thereto) shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made,
(ii) the highest price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date Grantee gives notice of the required repurchase of this Option, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Issuer Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee, as the case may be, and reasonably acceptable to the Issuer.

            (b) The Grantee may exercise its right to require Issuer to repurchase the Option pursuant to this Section by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option in accordance with the provisions of this Section. Within five business days after the surrender of the Option and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase

Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

            To the extent that Issuer is prohibited under applicable law or regulation from repurchasing, or requires any approval of its stockholders to repurchase, the Option in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to this Section is prohibited under applicable law or regulation from delivering, or requires any approval of its stockholders to deliver, to Grantee, the Option Repurchase Price in full (and Issuer hereby undertakes to use its best efforts to obtain such approval of its stockholders and all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), Grantee may revoke its notice of repurchase of the Option either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to Grantee, that portion of the Option Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver to Grantee, a new Stock Option Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price. In such event, notwithstanding anything to the contrary contained herein, the Option shall not terminate until at least five business day have passed from receipt by Grantee of the notice and portion of the Option Repurchase Price contemplated by the first sentence of this paragraph.

            Notwithstanding anything to the contrary contained herein, in no event shall the sum of the Option Repurchase Price and the termination fee pursuant to Section 7.2(e) of the Merger Agreement received by the Grantee from the Issuer exceed $53 million and, if such sum otherwise would exceed such amount, the Option Repurchase Price shall be reduced such that the sum of the Option Repurchase Price and the Termination Fee equals $53 million.

             5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                   (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Issuer and the consummation by Issuer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer and constitutes a legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

                   (b) Authorized Stock. Issuer's representations and warranties in the Merger Agreement are incorporated herein by reference. Without limiting the generality


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

      or effect of the foregoing, Issuer has taken all necessary corporate and other action to authorize and reserve and, to permit it to issue, and, at all times from the date hereof until the obligation to deliver shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer shall take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any substitute option pursuant to
      Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer, and the holder thereof shall be entitled to all rights and privileges (without limitation) relating to shares of Issuer Common Stock generally, including with respect to voting and disposition

                   (c) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Issuer or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Issuer or the comparable organizational documents of any Significant Subsidiary of Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Issuer or any Significant Subsidiary of Issuer or their respective properties or assets (without prejudice to the Company's obligations hereunder, other than covenant restrictions contained in the Indenture with respect to the Company's 9-3/8% Debentures due 2006 and the Company's bank credit facility with the banks named therein, each of which the Company hereby covenants to use its best efforts to have waived), or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Issuer or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, or Liens that individually or in the aggregate would not (x) have a material adverse effect on Issuer, (y) impair the ability of Issuer to perform its obligations under this Agreement or the Merger Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                   (d) State Takeover Statutes. The Board of Directors of Issuer has taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated hereby all applicable state anti-takeover statutes.


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

             6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                   (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Grantee and the consummation by Grantee of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee and constitutes a legal, valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms.

                   (b) No Conflicts. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement hereby shall not, conflict with or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Grantee or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Grantee or the comparable organizational documents of any Significant Subsidiary of Grantee, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Grantee or any Significant Subsidiary of Grantee or their respective properties or assets, or (iii) any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Grantee or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses, or Liens that individually or in the aggregate would not (x) have a material adverse effect on Grantee, (y) impair the ability of Grantee to perform its obligations under this Agreement or the Merger Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

                   (c) Purchase Not for Distribution. Any shares or other securities acquired by Grantee upon exercise of the Option are acquired for its own account, and shall not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

             7. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar or other transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued or cease to be


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

issued and outstanding after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance or ceasing to be issued and outstanding, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

             (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement
(i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer shall not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable.

             8. Registration Rights. Upon the occurrence of a Purchase Event that occurs prior to the termination of the Option, Issuer shall, at the request of Grantee, promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Issuer Common Stock issued upon total or partial exercise of this Option ("Option Shares"), or shares acquired under the Voting Agreement, in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer.

             9. Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on Nasdaq (or any other national securities exchange


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

or national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on Nasdaq (and any such other national securities exchange or national securities quotation system) and shall use reasonable efforts to obtain approval of such listing as promptly as practicable.

             10. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

             11.   Miscellaneous.

             (a) Expenses. Except as otherwise provided in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

             (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

             (c) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

             (d) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid by a court of competent jurisdiction, the remainder of the provision held invalid and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, shall not be affected.

             (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

             (f) Headings. All Section headings are for convenience of reference only and are not part of this Agreement and no construction or reference shall be derived therefrom.


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

             (g) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

             (h) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Voting Agreement and the Merger Agreement (including the documents and instruments referred to therein) and the confidentiality agreement entered into by Issuer and Grantee in connection with the transactions contemplated by the Merger Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of such agreements and (ii) except as expressly otherwise provided herein or in the Voting Agreement or the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

             (i) Notices. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (i) if to Grantee, to

                 AT&T Corp.
                 295 North Maple Avenue
                 Basking Ridge, New Jersey 07920
                 Telecopy No.:   (908) 221-6618
                 Attention:  Marilyn Wasser



                 with copies to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York  10019
                 Telecopy No.:  (212) 403-2000
                 Attention:  David M. Silk; and

            (ii) if to Issuer, to

                 Vanguard Cellular Systems, Inc.
                 2002 Pisgah Church Road
                 Greensboro, NC 27455
                 Telecopy No.: (336) 545-2219
                 Attention: Richard Rowlenson


                 with a copy to:

                 Latham & Watkins
                 53rd at Third Avenue, Suite 1000
                 885 Third Avenue
                 New York, NY 10022-4802
                 Telecopy No.:  (212) 751-4864
                 Attention:  Raymond Y. Lin.

             (j) Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer without the prior written consent of Grantee, and Grantee may assign or delegate, in whole or in part, any of its rights hereunder. Any assignment or delegation in violation of the preceding sentence shall be void.

             (k) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

             (l) ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THE FOREGOING BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.

            IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          VANGUARD CELLULAR SYSTEMS,
                                          INC.


                                          By:
                                             Name:
                                             Title:


                                          AT&T CORP.


                                          By:  /s/  Michael Berg
                                             Name:  Michael Berg
                                             Title: Assistant Secretary

Confirmed and accepted as of the date first written above:


                                          By:  /s/  Stephen R. Leeolou
                                             Name:  Stephen R. Leeolou
                                             Title: President and Chief
                                                    Executive Officer